UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	October 21, 2013

Berkshire Income Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code	(617) 523-7722

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

The investment advisor of Berkshire Income Realty, Inc. (the “Company”) has announced the addition of a senior management professional. Charles B. Leitner III was named President of the Berkshire Group (“Berkshire”). Berkshire is the operating group that includes Berkshire Property Advisors, L.L.C. (“BPA”) the affiliated advisor to the Company. The Company has contracted with BPA to make decisions relating to the day-to-day management and operation of our business, subject to oversight of the Company’s Board of Directors.

Mr. Leitner, 54 years old, former Chairman, and Global Head and Chief Executive Officer of RREEF and most recently Chairman and CEO of the ULI Greenprint Center for Building Performance, comes to Berkshire with more than 24 years of real estate experience. During his career, Mr. Leitner helped build RREEF into a leading real estate investment advisory firm with $80 billion in assets under management with additional responsibility for U.S. real estate acquisition activities. Mr. Leitner is an active supporter of sustainability and energy efficiency in the real estate industry and also has a background in real estate finance. He is a member of the Urban Land Institute and is a member of various boards in the real estate and educational sectors.

In his capacity as President of the Berkshire Group, Mr. Leitner may perform functions for the Company similar to those as would otherwise have been performed by a principal officer. Mr. Leitner has not previously held any position within the Berkshire organization.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99 - Press release issued by the Berkshire Group on October 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.

Date:	October 25, 2013	By:	/s/ David E. Doherty
		Name:	David E. Doherty
		Title:	Senior Vice President and Principal Financial Officer